Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                               WEST COAST BANCORP
             (Exact name of registrant as specified in its charter)

             Oregon                                        93-0810577
     (State of incorporation)                  (IRS Employer Identification No.)


            5335 Meadows Road, Suite 201
            Lake Oswego, Oregon                                      97035
       (Address of principal executive offices)                   (Zip Code)


            WEST COAST BANCORP DIRECTORS' DEFERRED COMPENSATION PLAN WEST COAST BANCORP EXECUTIVES' DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                               Robert D. Sznewajs
                      President and Chief Executive Officer
                               West Coast Bancorp
                          5335 Meadows Road, Suite 201
                            Lake Oswego, Oregon 97035
                            Telephone (503) 684-0884
           (Name, address, and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE
================================================================================

       Title of      Amount to be     Proposed     Proposed Maximum   Amount of
   Securities to be   Registered       Maximum        Aggregate     Registration
      Registered                    Offering Price   Offering Price      Fee
                                       Per Share
--------------------------------------------------------------------------------
Deferred Compensation
Obligations (1)        $2,500,000        100%         $2,500,000         $202.25

Common Stock, no par   100,000 shares    (4)        $1,613,500(4)        $130.53
value                  (2)(3)
--------------------------------------------------------------------------------

(1) The deferred compensation obligations are unsecured obligations of West Coast Bancorp to pay deferred compensation in accordance with the terms of the West Coast Bancorp Directors' Deferred Compensation Plan and the West Coast Bancorp Executives' Deferred Compensation Plan referenced above (the "Plans").
(2) Estimated number of shares of common stock that may be acquired under the Plans during the next five years.
(3) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares as a result of any future stock splits, stock dividends, or similar adjustments of the outstanding common stock.
(4) Pursuant to Rule 457(c) and (h), the proposed maximum aggregate offering price has been estimated based on the average of the high and low per share sales prices, $16.135, reported on the Nasdaq National Stock Market on April 24, 2003, solely for purposes of calculating the registration fee.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

      The following  documents  filed by the registrant  with the Securities and
Exchange   Commission  are  incorporated  by  reference  in  this   registration
statement:

            (a) The registrant's Annual Report on Form 10-K for the year ended December 31, 2002.

            (b) The  description of the  registrant's  capital stock included as
            Exhibit 99.1 to the Registration Statement on Form S-8 (No. 333-35208) filed on April 20, 2000.

      All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

      Until July 2001, Arthur Andersen LLP ("Arthur Andersen") served as West Coast Bancorp's independent auditors. As a result, the registrant's statements of income, cash flow, and changes in stockholders' equity for the year ended December 31, 2000, incorporated by reference into this registration statement were audited by Arthur Andersen, as stated in their report dated January 18, 2001. After reasonable efforts, the registrant was not able to obtain a written consent from Arthur Andersen to the incorporation by reference in this registration statement on Form S-8 of their report as required by Section 7 of the Securities Act of 1933, as amended (the "Securities Act"). Under these circumstances, rules under the Securities Act permit the registrant to file this registration statement without a written consent. Because Arthur Andersen has not consented to incorporation by reference of its report herein, purchasers of securities registered hereunder will not be able to sue Arthur Andersen pursuant to Section 11 of the Securities Act and may have their recovery limited as a result of the lack of consent.

Item 4.  Description of Securities.

      The deferred compensation obligations of the registrant and its subsidiaries registered hereunder (the "Obligations") are unsecured general obligations of the registrant or its subsidiaries, as the case may be, to pay the value of deferred compensation accounts of participants in accordance with the terms and conditions of the West Coast Bancorp Directors' Deferred Compensation Plan and the West Coast Bancorp Executives' Deferred Compensation Plan (collectively, the "Plans"). The following discussion of the Plans is not a complete description of the Plans and is qualified in its entirety by reference to the full text of the Plans. The filing of this registration statement on Form S-8 is not, and should not be construed as, an admission that the Obligations constitute securities under applicable federal, state, or local laws.

      The Plans are nonqualified deferred compensation plans for eligible executives and other key employees and directors of the registrant and its subsidiaries. Under the Plans, the registrant provides all eligible participants with the opportunity to defer income earned either as compensation for services or in the form of directors' fees.

      The Obligations are general unsecured and unsubordinated indebtedness of the registrant or its subsidiaries. Participants' rights to payment of the Obligations are no greater than those of general unsecured creditors of the registrant or its subsidiaries. The registrant and each of its participating subsidiaries are liable for payments to participants only to the extent that the compensation deferred was earned while the participant was an employee or director of a particular entity. The registrant and its subsidiaries are not jointly and severally liable for payments due under the Plans. Except for the portion of the Obligations that are payable upon distribution in shares of the registrant's common stock under the terms of the Plans, the Obligations are not convertible into any of the registrant's securities.

      The registrant has established a grantor trust, popularly known as a "rabbi trust," to allow it and its subsidiaries to accumulate assets to help fund payment of the Obligations. No participant in the Plans has any preferred claim to any assets of the trust. Participants have a beneficial interest in the trust's assets only to the extent provided under the terms and conditions of the trust agreement and the Plans. The assets of the trust may not be returned to the registrant or its subsidiaries until the Obligations are satisfied, unless the registrant or a subsidiary becomes insolvent as defined under the Plans. The assets of the trust are allocated according to the respective Obligations of the registrant and its subsidiaries and those allocated amounts remain subject to the respective claims of the registrant's creditors and creditors of the registrant's subsidiaries. In addition, all assets of the trust remain subject to the claims of the registrant's creditors.

      Assets  held in the trust are  invested  by the trustee (in this case West
Coast Trust, a subsidiary of the registrant) in its discretion but within guidelines established by the plan administrator under the Plans (the "Administrator"). However, under the terms of the registrant's trust agreement, in exercising its investment discretion, the trustee will give due regard to investment directions received from participants with respect to their accounts maintained under the Plans. Participants may request that amounts credited to their accounts be allocated among various investment alternatives made available by the trustee under the Plans, including the registrant's common stock and certain other investments. All rights associated with assets of the trust are exercised by the trustee and may not be exercised by participants or their beneficiaries, although the participants may direct the trustee regarding the voting and tender rights related to any of the registrant's common stock credited to their accounts under the Plans, unless the trustee chooses to exercise those rights.

      The Administrator maintains an account for each participant for the purpose of recording the unsecured obligation of the registrant or its subsidiaries to pay deferred compensation in accordance with the terms of the Plans. Accounts are adjusted regularly to reflect compensation deferred by a participant under the Plans, a participant's allocable share of the income, losses, appreciation and depreciation of assets applicable to his or her account, any distributions or transfers made from the Plans on behalf of a participant, and a participant's share, if any, of plan expenses. Accounts are established and maintained merely to record the obligation to pay deferred compensation under the Plans. Participants and their beneficiaries have no right, title or interest in or to funds in an account, except as general unsecured creditors.

      At the time of the election to defer compensation, each participant may elect either a specific date or a stated event upon which distributions of his or her account balance will occur and whether such distributions will be in the form of a lump sum payment, any number of installments over a period of years as the Administrator shall determine, or in the form of an annuity. If no election is made by a participant, distributions of the balance in an account will be made following termination of employment or service as a director, as the case may be, unless a "financial hardship" (as defined in the Plans) occurs, in which case earlier distributions may be made.

      Participants do not have any right to assign, pledge or otherwise transfer their rights under the Plans, except by a written designation of a beneficiary in accordance with the terms of the Plans, and a participant's account will not be considered an asset of the participant. General administrative expenses are paid by the registrant and its participating subsidiaries on a pro rata basis. Extraordinary administrative expenses with respect to a participant's account are paid from trust assets and charged against the account of the participant.

      The registrant reserves the right to amend or terminate the Plans at any time without the consent of participants or their beneficiaries, provided that no amendment or plan termination may directly or indirectly reduce the amount
credited  to  any  participant's   account  as  of  the  date  of  amendment  or
termination.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Indemnification

      The Oregon Business Corporation Act (the "Oregon Act") requires the indemnification of an individual made a party to a proceeding because the individual is or was a director, officer, employee, or agent of a corporation (unless limited by the corporation's articles of incorporation) if the individual is wholly successful in the proceeding, on the merits or otherwise. In addition, the Oregon Act allows a corporation to indemnify such an individual if: (a) the conduct of the individual was in good faith; (b) the individual reasonably believed that the individual's conduct was in the best interests of the corporation, or at least not opposed to its best interests; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe that the individual's conduct was unlawful.

      A corporation may also provide indemnification if (x) in the case of any proceeding by or in the right of the corporation, such individual was not adjudged liable to the corporation or (y) in connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, such individual was not adjudged liable on the basis that he or she improperly received a personal benefit.

      The Oregon Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

      The indemnification described above is not exclusive of any other rights to which officers or directors may be entitled under a corporation's articles of incorporation or bylaws, or under any agreement, action of its board of directors, vote of shareholders or otherwise.

      Article V of the restated articles of incorporation of the registrant provides that the registrant will indemnify each of its directors to the fullest extent permissible under the Oregon Act and permits the registrant to indemnify its officers, employees, and agents. Section 5 of the bylaws of the registrant requires such indemnification for directors and officers, or any individual who, while a director of the corporation, is or was serving at the registrant's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability and expenses, including attorney fees, actually and necessarily incurred by such individual in connection with any threatened, pending, or completed action, suit, or proceeding to which the individual is a party. However, the registrant will not provide indemnification when (1) a director or officer commits intentional misconduct or knowingly violates the law; (2) a director or officer is adjudged liable to the registrant in a proceeding by or in the right of the registrant; or

(3) a director or officer is adjudged liable in any proceeding charging improper personal benefit on the basis that the director or officer improperly received a personal benefit. The registrant may, but is not required to, offer the same rights of indemnification, on a case-by-case basis, to employees and agents of the registrant. Indemnification rights and procedures, including entitlement to advances of expenses, are set forth in more detail in the registrant's bylaws.

      The registrant has also entered into indemnification agreements with its directors and certain of its officers. These agreements provide that the registrant will indemnify its directors and officers who are parties thereto to the fullest extent permitted under the Oregon Act and the registrant's articles of incorporation and bylaws against expenses and liabilities incurred in specified actions, suits or proceedings unless covered by insurance or except in the circumstances described above.

      ORS 60.367 provides that any director held liable pursuant to that section for the unlawful payment of a dividend or other distribution of assets of a corporation shall be entitled to contribution from (a) each shareholder who accepted the dividend or distribution knowing the same to have been made in violation of the Oregon Act or the articles of incorporation and (b) each director who voted for or assented to the dividend or distribution without complying with the applicable standards of conduct described in ORS 60.357.

      Insurance

      The registrant maintains directors' and officers' liability insurance under which the registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them in their respective capacities with the registrant.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-7.

Item 9.  Undertakings.

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.

                                   SIGNATURES

The Registrant.

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Oswego, state of Oregon, on the 28th day of April, 2003.

                                        WEST COAST BANCORP
                                        (Registrant)


                                        By /s/ Robert D. Sznewajs
                                           ----------------------
                                           Robert D. Sznewajs
                                           President and Chief Executive Officer

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 28th day of April, 2003.

               Signature                                  Title

      (1) Principal Executive Officer:    President, Chief Executive Officer and
                                          Director

      /s/ Robert D. Sznewajs
      ----------------------
      Robert D. Sznewajs

      (2) Principal Financial Officer:    Executive  Vice  President  and  Chief
                                          Financial Officer
      /s/ Anders Giltvedt
      -------------------
      Anders Giltvedt

      (3) Principal Accounting Officer:

      /s/ Kevin M. McClung                Vice President and Controller
      --------------------
      Kevin M. McClung

      (4) A majority of the Board of Directors:

         LLOYD D. ANKENY*                 Director, Chairman of the Board
         MICHAEL J. BRAGG*                Director
         WILLIAM B. LOCH*                 Director
         JACK E. LONG*                    Director
         STEVEN J. OLIVA*                 Director
         J.F. OUDERKIRK*                  Director
         STEVEN N. SPENCE*                Director
         DR. NANCY WILGENBUSCH*           Director

      *By /s/ Robert D. Sznewajs
          ----------------------
          Robert D. Sznewajs
          Attorney-in-fact

                                INDEX TO EXHIBITS


4.1 Restated Articles of Incorporation, as amended, of the registrant. Incorporated by reference to Exhibit 3.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

4.2   Restated Bylaws of the registrant as amended. Incorporated by reference to
      Exhibit 3.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

4.3   West Coast Bancorp Directors' Deferred Compensation Plan, as amended.

4.4   West Coast Bancorp Executives' Deferred Compensation Plan, as amended.

5 Opinion of Vincent P. Cacciottoli, P.C. as to the validity of certain obligations being registered.

23.1  Consent of Deloitte & Touche LLP.

23.2  Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a).

23.3  Consent of Vincent P. Cacciottoli, P.C. (included in Exhibit 5).

24    Power of attorney of certain directors.



      Other exhibits listed in Item 601 to Regulation S-K are not applicable.